Exhibit 10.3

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is made and entered into by and between Nicole Onetto, an individual (“Employee”), and ZymoGenetics, Inc., a Washington corporation (“Employer”), and sets forth the terms upon which Employer and Employee have agreed to end Employee’s employment with Employer.

RECITALS

A. Employee has served Employer as Senior Vice President, Development & Chief Medical Officer.

B. Employer and Employee have mutually agreed to end Employee’s relationship with Employer under the terms set forth in this Agreement.

C. Employer has advised Employee of her right to consult an attorney prior to signing this Agreement and has provided her with at least 45 days to consider the terms set forth in this Agreement and to seek legal assistance. Employee has either consulted an attorney of her choice or voluntarily elected not to consult legal counsel, and understands that she is waiving all potential claims against Employer.

D. This Agreement is not and should not be construed as an admission or statement by either party that it or any other party has acted wrongfully or unlawfully. Both parties expressly deny any wrongful or unlawful action.

AGREEMENT

1. Separation Date. Employee’s final day of employment is July 31, 2009 (the “Separation Date”), although Employee will have no further work responsibilities after June 5, 2009. Employee will receive a payout of accrued unused vacation pay on the August 15, 2009 payroll date.

2. Severance and Other Benefits.

(a) Severance Payments. Employer will pay Employee as a severance benefit twelve (12) months salary (the “Severance Payments”). This benefit shall be paid in lump sum on or before August 15, 2009. Employer will deduct customary and required withholdings including social security, federal and state income taxes, and state disability insurance from these Severance Payments. Employer shall annually issue and file a W-2 form reflecting the Severance Payments. The parties acknowledge and agree that from the Separation Date, Employee shall no longer be an employee of Employer, and that the Severance Payments are being made in connection with the severance of Employee’s employment.

The Severance Payments described in the foregoing paragraph are expressly contingent upon the Employee’s full compliance with the terms of this Agreement and her continuing obligations under her Employee Inventions and Proprietary Information Agreement with Employer (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A, and her obligations under the surviving terms of her Amended and Restated Employment Agreement with Employer (the “Employment Agreement”), dated July 3, 2008, a copy of which is attached hereto as Exhibit B. Should Employee fail to fully comply with her obligations under either of these agreements, the Severance Payments will immediately cease, Employee shall forfeit rights to any future Severance Payments, and Employee shall immediately return to Employer an amount equal to any Severance Payments already made.

(b) Health Benefits. If Employee timely (and properly) elects to continue her (and her spouse’s and dependent children’s) coverage under Employer’s group medical, dental and vision insurance plans pursuant to Code Section 4980B(f) (“COBRA”), then Employer shall pay the premium for such coverage for a period of twelve (12) months following the Separation Date, until Employee becomes covered under a comparable group health plan, or until Employee is no longer entitled to COBRA continuation coverage under the applicable Employer group health plan, whichever period is the shortest, but only to the extent that Employer would have paid such premiums had Employee remained employed by Employer.

3. Stock Options. Under the terms and provisions of the ZymoGenetics, Inc. 2001 Stock Incentive Plan, Employee shall have three months from the Separation Date to exercise any vested stock options, unless Employee elects by written consent to extend the exercise period to twelve months from the Separation Date. Further details about the exercise of vested options will be provided under separate cover from Charles Schwab & Co.

4. General Release of Claims by Employee. For and in consideration of the payments and benefits set out in this Agreement, Employee, on behalf of herself and her agents, heirs, successors and assigns, finally, fully and unconditionally releases and discharges Employer, and any and all of its subsidiaries, affiliates and other related companies, as well as any and all of its and their officers, directors, agents, employees, partners, shareholders, attorneys, predecessors, successors and assigns (the “Released Parties”) from any and all claims, demands, liabilities, damages, obligations, actions or causes of action of any kind, known or unknown, past or present, arising out of, relating to, or in connection with Employee’s employment, termination of employment, or the holding of any office with Employer or any other related entity.

The claims released by Employee include, but are not limited to, claims for defamation, libel, invasion of privacy, intentional or negligent infliction of emotional distress, wrongful termination, constructive discharge, breach of contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, and fraud. The claims released by Employee further include claims under federal, state or local laws prohibiting employment discrimination and claims under federal and state labor statutes and regulations, including, but not limited to, the Age Discrimination in Employment Act, the Washington Law Against Discrimination, Title VII of the Civil Rights Act of 1964, as amended, the Family and Medical Leave Act, and the Worker Adjustment and Retraining Notification Act, as well as any and all claims, demands, debts, and causes of action of whatsoever kind or nature, whether known or unknown, suspected or unsuspected, matured or unmatured, which Employee now has or claims to have or had at any time or claimed to have against the Released Parties in connection with Employee’s employment, termination from employment, or the holding of any office with Employer or any other related entity.

Employee agrees to forever refrain from instituting, initiating, prosecuting, maintaining or voluntarily participating in any lawsuit, claim or other proceeding in any jurisdiction or forum relating in any way to her employment, termination from employment, or the holding of any office with Employer or the termination of that relationship.

5. Acknowledgement of Waiver and Release; Effective Date. Employee acknowledges that her waiver and release hereunder of any rights she may have under the Age Discrimination in Employment Act of 1967 (ADEA) is knowing and voluntary. Employee acknowledges that she has been advised by this writing, as required by the Older Workers Benefit Protection Act, that (a) she should consult with an attorney prior to executing this Agreement; (b) she has at least forty-five (45) days to consider this Agreement (although she may, by her own choice, execute this Agreement earlier); (c) she has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; and (d) this Agreement shall not be effective until the date upon which this revocation period has expired. The eighth day following Employee’s execution of this Agreement without revoking her consent to its terms shall be the Effective Date of the Agreement.

6. Continuation of Agreements. Employee agrees that her obligations under the Confidentiality Agreement (see Exhibit A) and under surviving provisions of the Employment Agreement (see Exhibit B) will continue in full force and effect, except as expressly modified herein. Employee specifically acknowledges a continuing obligation to assist Employer in securing intellectual property rights as to any and all intellectual property developed during Employee’s term of employment with Employer as well as any and all intellectual property developed by Employee following the Separation Date if such intellectual property arises from proprietary information obtained during her employment with Employer and/or relates directly to Employer’s business and/or its actual or demonstrably anticipated research or development work. This obligation, which survives the termination of Employee’s employment with Employer, includes without limitation reviewing, signing, and returning documents when requested by Employer. Employer agrees to pay reasonable out-of-pocket expenses that Employee necessarily incurs as a result of her performance of this obligation. Employee agrees that she will not receive additional compensation for the first eight (8) hours of her work related to fulfilling this obligation. For all additional hours, Employer agrees to pay Employee $150.00 per hour but no additional benefits of any kind.

7. Requests for Employment References. Employee agrees to direct requests for information regarding her employment with Employer to either an officer or the Human Resources Department of Employer; provided that this provision shall not preclude Employee from seeking a personal reference from any other present or former employee of Employer so long as Employee specifically advises every such person from whom a personal reference is sought that any such reference must be made expressly as a personal reference and not on behalf of Employer.

8. Confidentiality. Employee and Employer, their respective attorneys and other agents, agree not to disclose or cause the disclosure of the monetary or other terms of this Agreement, other than as required by law or as necessary for the preparation of income tax returns and other tax-related matters, or as necessary in the normal course of business for the Employer to perform its obligations under this Agreement. Any such disclosure shall be considered a breach of this Agreement resulting in damage to Employer or Employee, as pertinent.

9. Tax Consequences. Employee shall be responsible for all income taxes and similar taxes and payments due to governmental authorities with respect to all payments made to her hereunder.

10. Representation of Compliance with Proprietary Information Obligation. Employee acknowledges that by reason of her employment she has had access to substantial proprietary information, trade secrets and confidential information of Employer, including but not limited to, financial information, marketing plans, business methods, pricing and contracts, customer lists, prospective customer lists and client customer information. Consistent with her obligations under the Employee Inventions and Proprietary Information Agreement (Exhibit A), Employee warrants that she has maintained the confidentiality of such proprietary information and has not divulged, disclosed or otherwise used, either directly or indirectly, any such proprietary information to the detriment of Employer. Employee covenants and agrees that henceforth she will maintain the confidentiality of such proprietary information and refrain from divulging, disclosing or otherwise using, either directly or indirectly, any such proprietary information without the express written authorization of Employer. Employee’s failure to fully comply with the provisions of this paragraph shall result in the immediate and complete forfeiture of all Severance Payments and other benefits described in Paragraph 2 above.

11. Employer Property: Employee hereby represents and warrants to Employer that she has returned to Employer all equipment issued to her by Employer, including any computer equipment, cellular telephone, and any and all materials and property of Employer and its affiliates of any type whatsoever, including without limitation any Proprietary Information (as defined in the Confidentiality Agreement), software, or other confidential or proprietary material that have been in Employee’s possession or control. Further, Employee has returned to Employer all office keys and company credit cards.

12. Non-Participation in Legal or Administrative Proceedings. Employee covenants that she will not file, nor will she voluntarily participate or assist in the prosecution of any legal or administrative proceedings against Employer or any related entities.

13. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington. The venue of any legal action or arbitration to enforce or interpret this Agreement shall be before an arbitrator or court of competent jurisdiction located in Seattle, Washington.

14. Entire Agreement. Except as otherwise provided herein, this Agreement constitutes the entire agreement between Employee and Employer. No other promise or inducement has been offered for this Agreement. Any amendments to this Agreement must be in writing, signed by duly authorized representatives of both Employer and Employee, and must state that the parties intend to amend the Agreement.

15. Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement shall in no way affect the validity or enforceability of any other provision of this Agreement.

16. Integration. Except as otherwise stated herein, this Agreement supersedes all prior communications, representations, or agreements, verbal or written, among the parties relating to Employee’s employment with Employer and the termination of that employment.

17. Arbitration. Any dispute concerning the rights and/or obligations of Employee and/or Employer concerning Employee’s employment at Employer or concerning any terms or conditions of this Separation Agreement shall be submitted for resolution by binding arbitration under the National Rules for Resolution of Employment Disputes of the American Arbitration Association. Each party in any such arbitration will be responsible for its own attorneys’ fees and associated costs. The parties agree that the cost of the arbitration itself will be split equally between the parties.

18. Authority. Each party that is a signatory to this Agreement represents and warrants that such party has the power and authority to enter into this Agreement and that this Agreement is the binding agreement of such party.

19. Code Section 409A. The parties intend that this Agreement and the payments and other benefits provided hereunder shall be exempt from the requirements of Code Section 409A to the maximum extent possible, whether pursuant to the short-term deferral exception described in Treasury Regulation Section 1.409A-1(b)(4), the involuntary separation pay plan exception described in Treasury Regulation Section 1.409A-1(b)(9)(iii), or otherwise. To the extent Code Section 409A is applicable to this Agreement (and the payments and benefits provided hereunder), the parties intend that this Agreement (and such payments and benefits) comply with the deferral, payout and other limitations and restrictions imposed under Code Section 409A. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall be interpreted, operated and administered in a manner consistent with such intentions.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the dates indicated below.

ZymoGenetics, Inc.

/s/ Nicole Onetto	By	/s/ Darren R. Hamby
Nicole Onetto	Its	Sr. Vice President, Human Resources

Date: July 15, 2009	Date: July 15, 2009